EXHIBIT 99
FirstEnergy Corp.                                    For Release:  July 27, 2004
76 South Main Street
Akron, OH  44308
www.firstenergycorp.com

News Media Contact:                                  Investor Contact:
Ellen Raines                                         Kurt Turosky
(330) 384-5808                                       (330) 384-5500


                         FIRSTENERGY SETTLES SECURITIES
                             AND DERIVATIVE LAWSUITS

         FirstEnergy Corp. (NYSE: FE) today announced that it has reached an agreement that resolves all pending securities and derivative lawsuits filed against the company and certain of its officers and directors. The lawsuits alleged violations of federal securities laws and related state laws in connection with events related to FirstEnergy, including the extended outage at the Davis-Besse Nuclear Power Station; the August 14, 2003, regional power outage; and financial restatements related to changed accounting treatments for transition assets being recovered in Ohio.

         "While we believe our legal position is strong with respect to these cases, today's settlement represents a reasonable resolution of the issues, considering the cost and effort that would have been required to proceed through the courts," said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. "With this behind us, we can continue focusing our efforts on providing our customers with reliable and affordable electric service, and building value for our shareholders."

         The settlement agreement, which does not constitute any admission of wrongdoing and is subject to court approval, provides for a total settlement payment of $89.9 million. Of that amount, the company's insurance carriers will pay $71.92 million, based on a contractual pre-allocation, and the company will pay $17.98 million, which will result in a charge against FirstEnergy's second quarter earnings of $0.03 per share of common stock.

         The federal securities cases were consolidated into a single action, as were the federal derivative cases. Those actions are pending in federal court in Akron. Two state court derivative cases also are pending. The settlements are subject to final court approval.


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         FirstEnergy Corp. is a registered public utility holding company headquartered in Akron, Ohio. FirstEnergy subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

                                    (072704)


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